Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF QUEPASA CORPORATION

Quepasa Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.           The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on April 12, 2011, which Certificate of Incorporation was amended and restated with the Secretary of State of Delaware on August 2, 2011.

2.           Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3.           Section 1 of the Amended and Restated Certificate of Incorporation is amended to read as follows:

The name of the corporation is MeetMe, Inc. (the “Company”).

4.           This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 1st day of June 2012 in accordance with Section 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of the 1st day of June 2012.

QUEPASA CORPORATION

By:	/s/ Michael Matte
Michael Matte Chief Financial Officer